                                                                    Exhibit 99.3

                        ENTERPRISE FEDERAL BANCORP, INC.

                          7810 Tylersville Square Drive
                            West Chester, Ohio 45069

Dear Shareholder:

      On behalf of the board of directors, I cordially invite you to attend a special meeting of shareholders of Enterprise Federal Bancorp, Inc., which will be held at 10:00 a.m., Eastern Daylight Savings Time, on April 23, 1999, at the Radisson Hotel, 11320 Chester Road, Sharonville, Ohio.

      At the special meeting, you will be asked to consider and vote upon a proposal to approve the affiliation agreement dated as of September 25, 1998 between Fifth Third Bancorp and Enterprise. Pursuant to the affiliation agreement, Enterprise will merge into Fifth Third. The consummation of the merger is subject to various conditions, including the receipt of Enterprise shareholder approval and of all required regulatory approvals.


      At the time the merger becomes effective, each share of common stock of Enterprise will be canceled and converted, by virtue of the merger, into the right to receive .68516 of a share of common stock of Fifth Third, subject to adjustment in certain circumstances. Based on the closing price per share of Fifth Third common stock on the Nasdaq National Market on March 16, 1999, the value of the .68516 of a share of Fifth Third common stock was $50.06. The actual value of the Fifth Third common stock to be received by Enterprise shareholders will depend on the market price of Fifth Third common stock at the time the merger becomes effective.


      The proposed merger is discussed in detail in the accompanying proxy statement/prospectus, as well as in the affiliation agreement which is included as Annex A in the proxy statement/prospectus.

      YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AFFILIATION AGREEMENT. APPROVAL OF THE PROPOSAL WILL ALSO AUTHORIZE THE BOARD OF DIRECTORS TO EXERCISE ITS DISCRETION WHETHER TO PROCEED WITH THE MERGER IN THE EVENT THAT ENTERPRISE HAS THE RIGHT TO EXERCISE ITS TERMINATION RIGHT, AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS WITHOUT A RESOLICITATION OF SHAREHOLDERS.

      THE AFFILIATION AGREEMENT MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF ENTERPRISE COMMON STOCK ENTITLED TO VOTE. IN ADDITION, THE CONTROL SHARE ACQUISITION BY FIFTH THIRD OF MORE THAN A MAJORITY OF THE VOTING POWER OF ENTERPRISE PURSUANT TO THE AFFILIATION AGREEMENT MUST BE APPROVED BY A MAJORITY OF THE VOTING POWER OF ENTERPRISE REPRESENTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING, EXCLUDING ANY SHARES OF ENTERPRISE COMMON STOCKS OWNED BY ANY OFFICER OF ENTERPRISE OR ANY DIRECTOR OF ENTERPRISE WHO IS ALSO AN

EMPLOYEE OF ENTERPRISE. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE.

      Your vote is very important, regardless of the number of shares you own. Please sign and return the proxy card in the postage-paid return envelope provided for your convenience. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the special meeting.

      Please vote and return your proxy today.

                                          Sincerely,



                                          Otto L. Keeton
                                          Chairman of the Board,
                                          President and Chief
                                          Executive Officer



IMPORTANT: If your shares of Enterprise common stock are held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To assure that your shares are voted, we urge you to telephone today the individual responsible for your account at your brokerage firm and obtain instructions on how to direct him or her to execute a proxy.

If you have any questions or need any help in voting your shares, please telephone Thomas J. Noe, Chief Financial Officer at Enterprise,
(513) 755-4600.